EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Verity, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Verity, Inc. to be filed on or about September 21, 2004 of our report dated June 22, 2004, relating to the consolidated balance sheet of Verity, Inc. and subsidiaries, as of May 31, 2004, and the related consolidated statements of operations, changes in stockholder’s equity, comprehensive income, and cash flows for the year then ended and the related consolidated financial statement schedule, which report appears in the May 31, 2004, annual report on Form 10-K of Verity, Inc.

/s/ KPMG LLP

Mountain View, California

September 21, 2004